UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Victoria’s Secret & Co.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 5, 2026, Victoria’s Secret & Co. issued the following press release:

Victoria’s Secret & Co. Board Comments on BBRC’s Distracting Proxy Contest; Underscores Significant Outperformance and Board’s Commitment to Acting in the Best Interest of Shareholders

May 5, 2026

Since Board announced appointment of CEO Hillary Super, Company has delivered total shareholder returns of 164%, outperforming the S&P 500 Consumer Discretionary Distribution Retail Index by 124% and peers used by research analysts by 172%

Brett Blundy’s campaign follows Board’s decision not to appoint him as a director

Board conducted a comprehensive review of Mr. Blundy’s candidacy which identified significant reputational, legal, conflict of interest and governance risks

REYNOLDSBURG, Ohio, May 05, 2026 (GLOBE NEWSWIRE) — The Board of Directors (the “Board”) of Victoria’s Secret & Co. (the “Company”) (NYSE: VSCO) today shared the following update regarding BBRC International Pte Limited’s (“BBRC”) and its Chairman Brett Blundy’s decision to launch a proxy contest seeking to withhold votes against two directors at the Company’s upcoming 2026 Annual Meeting of Shareholders.

The Company’s ongoing Path to Potential strategy is creating significant value for shareholders.

The Board took decisive action to put the Company on a new growth trajectory, including with the appointment of Hillary Super as CEO in late 2024. Since announcing Ms. Super’s appointment, the Company has delivered total shareholder returns of 164%, outperforming the S&P 500 Consumer Discretionary Distribution & Retail Index by 124% and the peers used by research analysts by 172%.1

While the Board is pleased with the strong progress in executing the Company’s strategy, its number one priority is to continue driving this momentum.

The Board is disappointed that Mr. Blundy and BBRC have launched a distracting campaign, which appears to be in response to the Board’s decision not to appoint him as a director.

The Board and management have engaged extensively with Mr. Blundy over several years. Across these interactions, his primary focus has been to obtain a Board seat for himself. The Board conducted a thorough and independent evaluation of Mr. Blundy’s candidacy on two separate occasions. Most recently, in November 2025, the Board rejected his candidacy after concluding that his appointment would introduce serious reputational, legal, conflict of interest and governance risks, threatening the progress the Company has made and its path forward.

Notwithstanding the Board’s concerns, the Board proposed a framework for a collaborative resolution, which included adding a mutually agreed director to the Board, considering Mr. Blundy’s input in a Board review of the Company’s capital allocation, and entering into a longer-term information sharing agreement that would allow Mr. Blundy to provide the Board with his ideas. Unfortunately, Mr. Blundy refused to meaningfully engage on a resolution that did not include his own appointment to the Board.

[1]

Source: FactSet as of May 4, 2026, measured against price at close on unaffected date of August 13, 2024, the date before the public announcement of Ms. Super’s appointment. Analyst peer group includes peers that at least one analyst references in research reports (from June, 2025) and is comprised of Abercrombie & Fitch, American Eagle, Gap, Urban Outfitters, Levi, Buckle, Carter’s, Torrid, Lululemon, Aritzia, Bath & Body Works, Capri, Dillard’s, Genesco, J.Jill, Kohl’s, Macy’s, The Children’s Place, Tilly’s, Tapestry, Zumiez, H&M, Industria de Diseno Textil and Vera Bradley. The S&P 500 Consumer Discretionary Distribution & Retail Index is a point of comparison referenced by BBRC in its public letter dated May 4, 2026.

The Board has the right mix of skills and experience to maximize value for shareholders.

The Board is composed of nine independent directors and CEO Hillary Super and is led by independent Chair Donna James, reflecting a strong commitment to independent oversight and accountability. Collectively, the Board has the skills, expertise and U.S. public company board service experience to provide effective governance and strategic guidance as management executes the Company’s Path to Potential strategy. The Board is highly engaged, having met 35 times across the past three fiscal years as the Company navigated a highly competitive retail environment and supported execution through a volatile geopolitical landscape and supply chain upheaval. The Board’s composition balances continuity and deep Company knowledge with fresh perspectives, including from the addition of three new independent directors since 2022 and the appointment of CEO Hillary Super to the Board in 2024.

The Board is unanimous in its support of the directors BBRC has chosen to target. Board Chair Donna James and Mariam Naficy have contributed meaningfully to establishing and overseeing the Company’s Path to Potential strategy and provide valuable expertise and perspective as the Company continues to execute it.

The Board remains focused on delivering value for our shareholders.

The Board is focused on maximizing value for shareholders and does not want to distract from the progress the Company has made. The Board has full confidence in the Path to Potential strategy and the leadership team’s ability to continue executing.

The Board is committed to acting in the best interest of all shareholders. As stated in the Company’s proxy filed on May 1, 2026, the Board does not presently intend to extend the short-term shareholder rights plan, which was adopted in response to the substantial accumulation of shares by BBRC, who had previously made an acquisition proposal for the Company. The rights plan is expected to expire pursuant to its terms on May 18, 2026.

The Board continues to actively engage with and receive input from the Company’s shareholders on a range of topics. The Board values feedback from all shareholders and will continue to use shareholder input to inform its decision making as fiduciaries.

About Victoria’s Secret & Co

Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, sleepwear, apparel, sport and swim as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and PINK, that strive to inspire confidence, spark joy and celebrate sexy. Additionally, Adore Me, our digital intimates brand serves women across budgets and lifestyles. We are committed to empowering our more than 30,000 associates across a global footprint of 1,420 retail stores in approximately 70 countries.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our goals, intentions, beliefs and expectations. Words such as “estimate,” “commit,” “will,” “target,” “forecast,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “continue,” “potential” or the negative of these words and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our results of operations and financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:

•	general economic conditions, inflation, and changes in consumer confidence and consumer spending patterns;

•

market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	uncertainty in the global trade environment, including the imposition or threatened imposition of tariffs or other trade policies and any retaliatory measures imposed by impacted exporting countries;

•	our ability to successfully implement our strategic plan;

•	difficulties arising from changes and turnover in company leadership or other key positions;

•	our ability to attract, develop and retain qualified associates and manage labor-related costs;

•	our dependence on traffic to our stores and the availability of suitable store locations on satisfactory terms;

•	our ability to successfully operate and expand internationally and related risks;

•	the operations and performance of our franchisees, licensees, wholesalers and joint venture partners;

•	our ability to successfully operate and grow our direct channel business;

•	our ability to protect our reputation and the image and value of our brands;

•	our ability to attract customers with marketing, advertising and promotional programs;

•	the highly competitive nature of the retail industry and the segments in which we operate;

•	consumer acceptance of our products and our ability to manage the life cycle of our brands, remain current with fashion trends, and develop and launch new merchandise and product lines successfully;

•	our ability to integrate acquired businesses and realize the benefits and synergies sought with such acquisitions;

•	our ability to incorporate artificial intelligence and other emerging technologies into our business operations successfully and ethically while effectively managing the associated risks;

•	our ability to source materials and produce, distribute and sell merchandise on a global basis, including risks related to:

•	political instability and geopolitical conflicts;

•	environmental hazards, severe weather and natural disasters;

•	significant health hazards and pandemics;

•	delays or disruptions in shipping and transportation and related pricing impacts;

•	foreign currency exchange rate fluctuations; and

•	disruption due to labor disputes;

•	our geographic concentration of production and distribution facilities in central Ohio and Southeast Asia;

•	the ability of our vendors to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

•	fluctuations in freight, product input and energy costs;

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our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability against cybersecurity incidents and disruptions or failures of systems;

•	our ability to maintain the security and privacy of customer, associate, third-party and company information;

•	stock price volatility;

•	shareholder activism matters;

•	our ability to maintain our credit ratings;

•	our ability to comply with legal and regulatory requirements; and

•	legal, tax, trade and other regulatory matters.

All forward-looking statements are made only as of the date of this press release. Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2025 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2026.

Certain Information Regarding Participants

The Company, each of its directors (Irene Chang Britt, Sarah Davis, Donna James, Jacqueline Hernández, Rod Little, David McCreight, Mariam Naficy, Lauren Peters, Anne Sheehan and Hillary Super) and its Chief Financial and Operating Officer Scott Sekella will be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2026 Annual Meeting of Shareholders (the “Annual Meeting”). Information about our named executive officers and our non-employee directors, as well as regarding the participants’ holdings of the Company’s securities, is set forth in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2026 Annual Meeting of Shareholders, filed on May 1, 2026 (including any amendments or supplements thereto, the “Proxy Statement”), and is available here, in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis” and “Beneficial Ownership of Shares.” To the extent holdings of the Company’s securities by any such director or executive officer have changed since the amounts printed in the Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

Additional Information and Where to Find It

The Company filed a definitive Proxy Statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies for the Annual Meeting. The Company’s shareholders are strongly encouraged to carefully read such Proxy Statement, accompanying WHITE proxy card and the other documents filed with, or furnished to, the SEC in their entirety when they become available because they will contain important information. The Company’s shareholders will be able to obtain the Proxy Statement and the other documents filed or furnished by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at https://www.victoriassecretandco.com/investors/financial-information/sec-filings.

For further information, please contact:

Victoria’s Secret & Co.:

Investor Relations:	Media Relations:
investorrelations@victoria.com	Brooke Wilson
communications@victoria.com
Edelman Smithfield
VSCO@edelmansmithfield.com